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                                                                    Exhibit 23.5


                          Independent Auditors' Consent

The Board of Directors and Shareholders
Jupiter Programming Co. Ltd.

       We consent to the use in this Registration Statement of Liberty
Media International, Inc. on Amendment No. 1 to Form S-1 of our report dated March 23, 2004, with respect to the consolidated balance sheet of Jupiter Programming Co. Ltd (a Japanese corporation) and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the year then ended and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG AZSA & CO.

Tokyo, Japan

July 16, 2004